Exhibit 12.1
Computation of Ratio of Earnings to Fixed Charges
(in thousands)
(unaudited)

                                                                      Year Ended June 30
                                                              2005          2004        2003       2002        2001
                                                        --------------------------------------------------------------
Fixed charges:
Interest expense on indebtedness.....................        $43,586     $ 45,324   $ 45,026     $ 46,553    $ 44,292
Amortization of debt issuance costs..................          1,556        1,960      2,500        2,033       1,561
Capitalized interest.................................            418           67         70        1,772       4,824
Interest expense on portion of rent expense
       representative of interest....................          1,329        1,561      1,759        1,795       1,450
                                                        ---------------------------------------------------------------
Total fixed charges..................................        $46,889     $ 48,912   $ 49,355     $ 52,153    $ 52,127
                                                        ===============================================================

Earnings:
Net income (loss) before provision for income taxes..        $19,714     $(70,107)  $(42,016)    $(22,924)   $ 64,329
Fixed charges per above less capitalized interest....         46,471       48,845     49,285       50,381      47,303
Amortization of capitalized interest.................            657          652        647          529         208
                                                        ---------------------------------------------------------------
Total earnings.......................................        $66,842     $(20,610)  $  7,916     $ 27,986    $111,840
                                                        ===============================================================

Ratio of earnings to fixed charges*                             1.4x                                            2.1x
                                                        ===============                                      ===========

Coverage deficiency                                                      $(69,522)  $(41,439)    $(24,167)

*Earnings were inadequate to cover fixed charges during fiscal years 2004, 2003 and 2002.